Taro Pharmaceutical Industries Ltd.
Annual General Meeting of Shareholders
Scheduled for December 31, 2009

Table of Contents

>>       Overview
o Sun's Position on the Agenda for the Shareholders Meeting
o Massive Destruction of Shareholder Value o Taro's Current
Share Structure and Ownership o Who We Are: Sun o Relative
Share Price Performance >> How We Got Here: The History
Between Taro and Sun o Taro's Excessive Leverage and
Financial Troubles Drove it to Seek a Buyer o Sun Agreed to
Acquire Taro and Made Immediate Equity Infusions o Taro
Postponed the Shareholders Meeting and Refused Sun's
Proposed Higher Price o Taro Attempted to Terminate the
Merger Agreement and Filed Suit In Israel o Taro Lost its
Suit but Continues to Stall in the Israeli Supreme Court >>
The Levitts' Continued Mismanagement of Taro o Three Years
without Audited Financial Statements o Wasting the
Shareholders' Money o Barrie Levitt's Misinformation
Campaign >> Taro's Shareholders Meeting o The Agenda for the
Shareholders Meeting o Sun's Positions on the Meeting Agenda
Items >> Appendix

Discussion Materials / 1

1.       Overview

Discussion Materials / 2

Sun's Position on the Agenda for the Shareholders Meeting

>>     Taro's Annual General Meeting of shareholders is
       scheduled to be held on New Year's Eve, December 31,
       2009. The agenda items include:
o        Election of nine non-external directors, eight of whom
are incumbents: Arye Barak, Heather
               Douglas, Micha Friedman, Eric Johnston, Gad Keren,
Barrie Levitt, Tal Levitt, Daniel Moros
               and Myron Strober
o        Election of two external directors:  Irith Hausner and
Yaron Saporta
o        Ratification of Taro's exemption and indemnification
undertakings for the non-Levitt/Moros
               directors
o        Approval of exemption and indemnification undertakings
for the external directors upon their
               election
>> SUN URGES SHAREHOLDERS TO VOTE AGAINST THE PROPOSALS IN
ITEMS 1, 2, 3, AND 4 o The current Board has and continues
to promote the interests of Taro's controlling
               shareholders, the Levitt/Moros family, to the
               detriment of all other shareholders, using
               the shareholders' money to help the
               Levitt/Moros family to try to renege on its
               contractual obligations to Sun
o              The same Board that drove Taro to the brink
               of bankruptcy in 2007 has also failed to meet
               its basic legal obligations to publish
               audited financial statements since 2005 -
               given the history of Taro and the current
               motivations of the Levitt/Moros family,
               shareholders should be very concerned that
               this Board is hiding something
o              There is utterly no basis for exempting these
               directors from any legal responsibility or
               providing them with expanded indemnification
               for their performance as directors, including
               any liability for their failure to produce
               audited financials
>>     Franklin Templeton Investments, Taro's second largest
       holder of Ordinary Shares, has also publicly stated
       that it will vote against these proposals.

Discussion Materials / 3

Massive Destruction of Shareholder Value

>>       Over the past 6 years, Taro's share price has declined
86%, from nearly $70 per share to under
     $10 per share, resulting in the loss of $1.6 billion of
shareholder value
>>   Following the delisting of its shares from the NASDAQ
     Global Select Market in December 2006, for its failure
     to timely publish audited financial statements, the
     volume of Taro shares traded has also fallen to
     negligible or nonexistent levels

Discussion Materials / 4

Taro's Current Share Structure and Ownership

>>       Taro's dual class structure has enabled the Levitt/Moros
 family to entrench itself despite poor
       results
o The Ordinary Shares are held by the public and have both
economic and voting rights o The Founders' Shares, all of
which are controlled by the Levitt/Moros family, have no
economic
               rights but control one-third of the voting
               rights, regardless of the number of
               outstanding Ordinary Shares
>>     Although Sun has more than 3x the Levitt/Moros
       economic interest, the Founders' Shares have given
       the Levitt/Moros family virtually unfettered control
       of Taro
>>     The following chart, listing the major shareholders
       of Taro, shows the disproportionate effect of the
       Founders' Shares on the voting control of Taro:

                                  Economic        Voting
                                    Rights        Rights

Sun and its subsidiaries*           41.95%        27.97%

Franklin Templeton Investments      11.93%         7.95%

Levitt/Moros family:                10.96%        40.64%
     Founders' Shares                0.00%        33.33%
     Ordinary Shares                10.96%         7.31%

Others                              35.16%        23.44%

                                   100.00%       100.00%

* Includes shares from Sun's exercise of a warrant on
December 1, 2009. Taro has so far refused to issue such
shares.

Discussion Materials / 5

Who We Are:  Sun

>>    Established in 1983, listed since 1994 and headquartered in
India, Sun Pharmaceutical
     Industries Ltd. is an international, integrated, specialty pharmaceutical company that
     manufactures and markets a large basket of pharmaceutical
formulations as branded
     generics as well as generics in India, the U.S. and several other markets across the
     world
>>    Sun and its subsidiaries manufacture products at 4
facilities in the United States
     and 21 facilities worldwide, 8 of which are fully approved by the FDA
>>    Over the last 6 years, Sun has reported aggregate audited
sales of $2.9 billion, with
     an audited sales CAGR of 34%, and profits of $1.2 billion
(40%), with a profit CAGR of
     42%
o     Over the same period, Taro had unaudited estimated sales of
$1.7 billion, with an
          estimated sales CAGR of 4%, but losses of $4 million,
with a profit CAGR of 11%
>>    Because of Sun's stellar performance, its stock price has
risen 406% during the past
     6 years
o     By comparison, Taro's stock price has plummeted 86% over
that time

Discussion Materials / 6

Relative Share Price Performance

>>    Over the past 6 years, Sun has significantly outperformed
both Taro and the general
   pharmaceutical market, leading to a $5.1 billion increase in value for Sun shareholders
>>    Meanwhile, Taro's share price has decreased 86% over the
same period, resulting in
   the loss of $1.6 billion of shareholder value

($ in mm)         Market Cap
                Sun        Taro

12/11/2003      $1,284     $1,952
12/11/2009       6,351        365
Value Change    $5,066    ($1,587)
Source: FactSet, Capital IQ

Discussion Materials / 7

2.     How We Got Here:  The History Between Taro and Sun

Discussion Materials / 8

Taro's Excessive Leverage and Financial Troubles Drove it to Seek
a Buyer

>>    June 22, 2006 - Taro announced a restatement of its 2003 and
2004 financial results
>>    October 30, 2006 - Report of independent counsel concluded that Taro made misleading
     statements to the SEC and Taro's management made
misrepresentations to Taro's auditors
     in connection with the 2005 audit
>>    November 2006 - Dramatically over-leveraged and faced with mounting financial woes,
     Taro hired The Blackstone Group to provide restructuring
advice and seek potential
     buyers
>>    March 20, 2007 - Taro filed its 2005 audited financial
statements a year late and
     reported a $31.5 million loss in 2004; Taro disclosed that if it failed to raise
     additional equity capital or debt, or restructure or
refinance its existing debt, it
     would likely have to seek bankruptcy relief
>>    Between November 2006 and March 2007, The Blackstone Group
contacted 20 potential
     buyers
>>    May 16, 2007 - After a competitive auction, Taro's Board
concluded that Sun's bid was
     the most attractive alternative

Discussion Materials / 9

Sun Agreed to Acquire Taro and Made Immediate Equity Infusions

>>    May 18, 2007 - Taro, Sun and the Levitt/Moros family
executed binding transaction
     documents
o     Sun subsidiary Alkaloida Chemical Company Exclusive Group
Ltd. and Taro executed a
          Merger Agreement pursuant to which Sun would acquire
Taro for $7.75 per Ordinary
          Share
o     Taro insisted that Sun make an immediate equity investment because Taro needed cash
          to meet its debt obligations and avoid bankruptcy
|X|   Sun agreed to immediately invest $45 million in exchange for
7,500,000 Ordinary
               Shares and warrants to purchase an additional
7,500,000 Ordinary Shares at
               $6.00 per share (a total commitment of $90 million)
o     Because Sun had no interest in a minority investment in a
company controlled by the
          Levitt/Moros family, Sun insisted that if it was
required to make an equity
          investment, the Levitt/Moros family must enter into an
Option Agreement allowing
          Sun to purchase the Levitts/Moros shares if the merger
were not consummated
|X|   To avoid a situation where the exercise of the Option
Agreement allowed the
               Levitt/Moros family to receive a premium while the
public shareholders
               received nothing, the Option Agreement provides
that Sun must make a tender
               offer at the option price of $7.75 before
purchasing shares from the
               Levitt/Moros family pursuant to the Option
Agreement
>>    May 21 - 30, 2007 - Taro issued 6,787,500 Ordinary Shares to
Sun for $40.7 million
o     Without this investment, Taro could not have made required payments to its bond
          holders on May 21
>>    August 2, 2007 - Barrie Levitt told Sun that Taro needed
additional capital; Sun
     partially exercised its warrant and purchased 3,000,000
additional Ordinary Shares for
     $18 million

Discussion Materials / 10

Taro Postponed the Shareholders Meeting and Refused Sun's Proposed
Higher Price

>>    July 23, 2007 - Taro postponed the shareholders meeting to approve the merger by two
     months
o     Sun waived the "no shop" provision in the Merger Agreement to permit Taro to seek
          other offers.   None emerged.
>>    August 16, 2007 - Taro again postponed the shareholders
meeting, indefinitely,
     allegedly in order to provide audited financials for 2006
(which have to this day
     never been produced)
>>    February 2008 - Barrie Levitt urged Alkaloida to bid for 3.7 million Ordinary Shares
     being sold by Brandes Investment Partners; Alkaloida
prevailed in the private auction,
     paying $10.25 per Ordinary Share
>>    March 2008 - Sun's Chairman offered to propose to the Boards of Sun and Alkaloida an
     increase of the Merger Agreement consideration from $7.75 to
$10.25 per Ordinary Share
o     This increase of approximately 32% was proposed to provide to all shareholders the
          same increased consideration that Sun paid to Brandes
Investment Partners, if
          Taro's Board would support such a proposal
>>    April 11, 2008 - Barrie Levitt and Taro's other
representatives stated their
     continued unwillingness to conclude the merger, even at the proposed new offer price

Discussion Materials / 11

Taro Attempted to Terminate the Merger Agreement and Filed Suit
In Israel

>>    May 28, 2008 - Taro claimed to unilaterally terminate the
Merger Agreement and
     preemptively sued Sun and Alkaloida in Israel, attempting to help the Levitt/Moros
     family renege on its obligations under the Option Agreement
o     Taro and 7 of its directors filed litigation in the Tel-Aviv
District Court seeking a
          declaratory ruling that should Sun or Alkaloida pursue a
tender offer to purchase
          the Ordinary Shares of Taro, as required under the
Option Agreement, they must
          comply with the "special tender offer" rules under the
Israeli Companies Law (the
          "STO Litigation")
>>    June 25, 2008 - Alkaloida exercised its rights under the
Option Agreement
>>    June 30, 2008 - Alkaloida launched the tender offer required by the Option Agreement

Discussion Materials / 12

Taro Lost its Suit but Continues to Stall in the Israeli Supreme
Court

>>    August 26, 2008 - The Tel-Aviv District Court ruled against
Taro in the STO Litigation
o     The Court found that a "special tender offer" is not
required under Israeli law
o     The Court contrasted Sun's "good faith" investment in Taro that saved Taro from
          insolvency with the "lack of good faith" displayed by
the plaintiff directors in
          their attempt to block the tender offer, stating:

          "The shareholders [of Taro] cannot, on the one hand,
benefit from Sun's
          investment and Taro's prosperity, and on the other hand
argue that they fear a
          breach of the provisions of the Companies Law... It can
be said that the applicants
          [Taro and its directors] are silenced or prohibited from
bringing up these claims
          today, and this can be seen as a lack of good faith."

>>    August 28, 2008 - Taro appealed the decision in the Israeli
Supreme Court
>>    September 1, 2008 - The Israeli Supreme Court issued a
temporary order prohibiting
     the closing of the Offer until it has issued a decision on the appeal
o     The Court's decision has not yet been issued and the
temporary order is still
          outstanding

Discussion Materials / 13

3.    The Levitts' Continued Mismanagement of Taro

Discussion Materials / 14

Three Years without Audited Financial Statements

>>    Taro's directors continue to fail to meet their basic legal obligations to publish
     audited financial statements; Taro has yet to issue audited financials for 2006, 2007
     or 2008
>>    Shareholders have no reason to rely on the unaudited
financial statements released by
     Taro
o     Over the last few years, Taro has announced multiple
restatements of its previous
          audited results
o     In March 2007, Taro restated its 2003 and 2004 financials
when it belatedly issued
          its 2005 figures
o     But as recently as May 22, 2009, Taro announced it would
restate, again, results for
          2004 and 2005, and revised its previously announced
unaudited and unreviewed
          estimates for 2006, 2007 and 2008
>>    Taro has continually assured shareholders that its audits
were near completion, only
     to miss its own deadlines time after time, and sadly now,
year after year.  Some
     recent examples:
o     In February 2009, Taro said it was "hopeful" that they would publish audited
          financial statements for 2006 in "the near term"
o     In May 2009, they promised to publish these financial
statements "by the end of the
          current quarter"
o     Yet at an extraordinary meeting of the shareholders held
September 14, 2009 to
          discuss the status of the audit, a meeting at which
Taro's auditors declined to
          be present, Taro was still unable to predict when
audited financials for 2006,
          2007 and 2008 would be available
>>    Taro has the further audacity to claim its financial
performance has improved based
     on its unreviewed, unaudited financial statements
o     If any improvements have been made, they would not have been possible without Sun's
          injection of nearly $60 million of capital to save Taro
from imminent bankruptcy
          in 2007

Discussion Materials / 15

Wasting the Shareholders' Money

>>    Taro continues to spend vast sums of its shareholders' money on its unending audit
     and litigation intended to benefit the Levitt/Moros family
o     In just the first nine months of 2009, Taro spent $14.5
million on professional and
          consulting fees
>>    Taro and its directors have spent shareholder money on five lawsuits in Israel and
     the U.S. trying to help the Levitt/Moros family renege on
their contractual
     obligations to Sun and shield the Taro directors from
liability, including:
o     The STO Litigation lost in the Tel-Aviv District Court and the continuing appeal in
          the Israeli Supreme Court
o     A suit commenced by Taro in June 2008 in the Tel-Aviv
District Court alleging that
          Sun's exercise of its rights under the Merger Agreement
disrupted Taro's plans to
          divest its Irish subsidiary
o     A suit commenced in the Southern District of New York in
September 2009 alleging
          disclosure violations in Sun's tender offer
>>    All of this waste has been largely to protect Barrie Levitt, a man who recently
     stooped to petty jingoism in his selfish quest to maintain power, saying in an
     interview:  "No Indian army is going to save Israel. The ones who will save Israel are
     Israeli soldiers, in the Israeli army, who will need jobs
when they return home."

Discussion Materials / 16

Barrie Levitt's Misinformation Campaign

>>    Over the last few months, in anticipation of the Annual
Meeting, Barrie Levitt has
     stepped up his campaign to publicly smear Sun, using Taro
shareholders' money to make
     public filings and send letters providing misleading or false information to Taro's
     shareholders.  Some examples:

>>    Claim:  Shareholders rejected the price offered under the
Merger Agreement
>>    Truth:  Taro shareholders were never given the opportunity to vote on the merger
     because Taro failed to hold a shareholders meeting

>>    Claim:  Sun is trying to coerce shareholders into selling
their shares for an
     inadequate price
>>    Truth:  Alkaloida has fulfilled its obligations under the
Option Agreement to
     commence the tender offer at $7.75 per share, a provision
negotiated by Taro and Sun
     to ensure that minority shareholders had the opportunity to decide whether to accept
     the price at which the Levitt/Moros family agreed to sell its shares to Sun.  No
     minority shareholder must sell his/her shares to Sun in the tender offer.

Discussion Materials / 17

Barrie Levitt's Misinformation Campaign (continued)

>>    Claim:  Under Sun's ownership, the value of its subsidiary
Caraco "has deteriorated
     significantly"
>>    Truth:  Caraco's shareholders have benefited under Sun's
watch; the numbers speak for
     themselves:
o     Caraco was established in 1984; by 1997, it had sales of
only $0.9 million and had
          accumulated losses of $28.5 million; Caraco was on the
verge of bankruptcy
o     In 1997, when Sun purchased its majority stake, shares of
Caraco traded below $1 per
          share and the company's aggregate market capitalization
was less than $10 million
o     As of December 11, 2009, Caraco traded at nearly $6 per
share and, despite the FDA
          action, its market capitalization was over $230 million,
a CAGR of 27% since Sun
          acquired control
o     Since 1997, Caraco's net sales have grown from less than $1 million per year to over
          $300 million per year and its annual net losses of $5
million or more have turned
          into net profits of at least $20 million in each of the
last three years

>>    Claim:  Sun has "a long concealed history of unwillingness or inability ... to operate
     a plant in conformity with U.S. law"
>>    Truth: Sun and its subsidiaries operate 8 facilities, both in the U.S. and abroad,
     that are fully approved by the FDA
o     Four of Sun's facilities have been inspected in the last 12 months by the FDA without
          any significant 483 observation

Discussion Materials / 18

Barrie Levitt's Misinformation Campaign (continued)

>>    Claim:  Sun failed to publicly report or address regulatory actions by the FDA
     against Caraco
>>    Truth:  Sun has reported all FDA actions and is aggressively remedying the situation
     at Caraco
o     On November 3, 2008, Caraco reported receipt of a warning
letter from the FDA on
          October 31, 2008
o     On June 25, 2009, Caraco disclosed the FDA seizure of
product at its Michigan plant
          the same day
o     Since June 2009, new senior management of Caraco has taken charge
o     On September 29, 2009, Caraco and the FDA entered into a
consent decree, setting
          forth a remediation plan to address the FDA's concerns
o     Caraco is aggressively implementing that remediation plan
and hopes the Michigan
          plant will be up and running soon

Discussion Materials / 19

4.    Taro's Shareholders Meeting

Discussion Materials / 20

The Agenda for the Shareholders Meeting

>>    Taro announced the Annual General Meeting of shareholders
would be held on New Year's
     Eve, December 31, 2009.  The scheduled agenda for the meeting includes:
o     Election of nine non-external directors, eight of whom are incumbents: Arye Barak,
          Heather Douglas, Micha Friedman, Eric Johnston, Gad
Keren, Barrie Levitt, Tal
          Levitt, Daniel Moros and Myron Strober
o     Election of two external directors:  Irith Hausner and Yaron
Saporta
o     Ratification of Taro's past exemption and indemnification
undertakings
o     Approval of exemption and indemnification undertakings for the new external directors
          upon their election
o     Re-appointment of Kost Forer Gabbay & Kasierer as the
company's independent auditor
o     Discussion of the current status of the company's financial statements for the years
          ended   December 31, 2006, 2007 and 2008
>>    Sun, Taro's largest holder of Ordinary Shares, urges
shareholders to vote against the
     proposals in items 1, 2, 3 and 4
>>    Franklin Templeton Investments, Taro's second largest holder of Ordinary Shares, has
     also publicly stated that it will vote against these
proposals

Discussion Materials / 21

Sun's Positions on the Meeting Agenda Items

>>    Item 1.  Election of nine non-external directors, eight of whom are incumbents
o     Sun urges shareholders to vote against Taro's nominees
o     These directors have overseen a massive destruction of
shareholder value, a
          staggering loss of    $1.6 billion and 86% of Taro's
share price over the last
          six years
o     Under the stewardship of these directors, Taro has restated
its 2004 and 2005
          financials twice and failed to publish audited financial
statements for 2006,
          2007 and 2008
o     These directors have demonstrated over and over again their willingness to put the
          interests of the Levitt/Moros family above the interests
of other shareholders
>>    Item 2.  Election of two new statutory external directors
o     Sun urges shareholders to vote against Taro's nominees
o     Although Israeli law specifically requires external
directors to represent the
          interests of Taro's public shareholders, Taro's
directors have not consulted with
          any public shareholders in the selection process
o     Instead, Taro has chosen two of Barrie Levitt's old cronies:
|X|   Yaron Saporta is a former Taro internal auditor
|X|   Irith Hausner previously served on Taro's Board
o     Taro's shareholders have every reason to believe that these nominees, like Taro's
          current directors, will be beholden to the Levitt/Moros
family

Discussion Materials / 22

Sun's Positions on the Meeting Agenda Items (continued)

>>    Items 3 and 4.  Indemnification of Taro's directors for
past, unspecified acts
o     Sun urges shareholders to vote against the indemnification resolutions
o     The same directors who have been responsible for massive
value destruction for Taro's
          shareholders and failed to publish audited financial
statements for any year
          since 2005 are now asking shareholders to exempt them
from any legal
          responsibility for their performance as directors
o     This proposed indemnification agreement is also greatly
expanded - it contains 28
          additional exclusions when compared to the previous
indemnification agreement
          purportedly entered into with these directors without
the requisite shareholder
          approval
o     One need not be cynical to conclude that this vastly
expanded indemnification is
          simply a payback from the Levitt/Moros family to these
directors for their
          efforts on the family's behalf
>>    Sun agrees with Templeton's view, as publicly stated
December 11, 2009 by its
     executive chairman:
     "The current board and management of the company have proven unwilling or unable to
     run the company in the interest of its shareholders; and, in our view, they do not
     deserve the support of Taro's shareholders. We urge
shareholders to block the proposed
     indemnification requested by Taro's Chairman and to demand the disclosure of audited
     financial accounts. ... All shareholders should push for full transparency, re-listing
     of Taro's shares on NASDAQ, and the introduction of a new, professional board that
     acts in the interest of all shareholders and releases audited accounts."

Discussion Materials / 23

5.    Appendix

Discussion Materials / 24

Massive Destruction of Shareholder Value (Last 5 Years)

                                        Share Price
                                        Volume (mm)

>>    Over the past 5 years, Taro's share price has declined 71%, from nearly $35 per share
   to under $10 per share, resulting in the loss of $553 million of shareholder value

Source: FactSet

Discussion Materials / 25

Relative Share Price Performance (Last 5 Years)

>>    Over the past 5 years, Sun's share price has gone up 214%, leading to a $4.3 billion
   increase in value for Sun shareholders

($ in mm)         Market Cap
                Sun        Taro

12/11/2004      $2,061       $918
12/11/2009       6,351        365
Value Change    $4,289      ($553)
Source: FactSet, Capital IQ

Discussion Materials / 26

Massive Destruction of Shareholder Value (Last 3 Years)

                                        Share Price
                                        Volume (mm)

>>    Over the past 3 years, Taro's share price has declined 27%
despite the injection of
   nearly $60 million by Sun

Source: FactSet

Discussion Materials / 27

Relative Share Price Performance (Last 3 Years)

>>    Over the past 3 years, Sun's share price has gone up 59%,
leading to a $2.3 billion
   increase in value for Sun shareholders

($ in mm)         Market Cap
                Sun        Taro

12/11/2006      $4,052       $374
12/11/2009       6,351        365
Value Change    $2,299        ($9)
Source: FactSet, Capital IQ

Discussion Materials / 28